EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY APPOINTS NEW
MEMBER TO ITS BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – December 18, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that the Company’s Board of Directors has increased its size from five to six members and unanimously appointed David R. Klock, Ph.D. to fill the newly created vacancy, effective December 12, 2006.

Dr. Klock is currently Dean of the College of Business Administration and Interim Dean of the Collins School of Hospitality Management at California State Polytechnic University in Pomona, California.  He also currently serves as the Chairman Emeritus and Chairman of the Audit Committee of CompBenefits Corporation, an Atlanta, Georgia-based provider of dental and vision plans to over 4.5 million members in the United States.  Dr. Klock also served as non-management Chairman for CompBenefits from 2004 to 2006, and as Chairman and CEO from 1993 to 2004.  Dr. Klock became an active consultant to CompBenefits in 1981 and a Board member in 1984.  Dr. Klock obtained a Doctorate in Finance from the University of Illinois, following which he held several academic appointments, most notably as Chairman of the Finance Department at the University of Central Florida (UCF) from 1982 to 1987.  He took a leave of absence from UCF in 1987 to serve as a Financial/Insurance Economist at Goldman, Sachs & Co. in New York.  Dr. Klock is the co-author of four books and over 40 other scholarly publications.

“We are fortunate to have someone of David Klock’s caliber joining the Board.  David further strengthens the level of financial expertise on our Board, and we extend a warm welcome to him,” said David Overton, Chairman and CEO of The Cheesecake Factory Incorporated.

Dr. Klock’s term will expire at the Company’s Annual Meeting of Stockholders to be held in 2007, and he will be subject to election at that meeting.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 121 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates eight upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100